FUND SUB-ADMINISTRATION SERVICING AGREEMENT

THIS AGREEMENT is made and entered into as of December 21, 2018 by and between TIDAL ETF SERVICES LLC (the “Company” or “Tidal”), with respect to Tidal ETF Trust, a Delaware statutory trust (the “Trust”), and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“Fund Services”).  TOROSO INVESTMENTS, LLC, the investment adviser to the Trust (the “Adviser”), is a party hereto with respect to Section 4 only.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, Fund Services is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Company serves as administrator to the Trust and desires to retain Fund Services to provide fund sub-administration services to each series of the Trust listed on Exhibit A hereto (as amended from time to time) (each a “Fund” and collectively, the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of Fund Services as Sub-Administrator

The Company hereby appoints Fund Services as sub-administrator of the Trust on the terms and conditions set forth in this Agreement, and Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement.  The services and duties of Fund Services described in this Agreement shall include those duties as are normally and customarily performed by a sub-administrator in conjunction with such descriptions.

2.	Services and Duties of Fund Services

Fund Services shall provide some or all of the following sub-administration services as may be authorized and directed by the Company from time to time as well as such services set out in Exhibit C:

A.	General Fund Management:
(1)
Act as liaison among Trust service providers, including but not exclusive to Funds’ investment adviser(s), investment sub-adviser(s), authorized participants, external legal counsel, independent audit firms and external compliance consultants.

(2)	Supply:
a.	Office facilities (which may be in Fund Services’ or an affiliate’s own offices).
b.	Non-investment-related statistical and research data as requested.
(3)	Coordinate the Trust’s board of trustees (the “Board of Trustees” or the “Trustees”) communications, such as:
a.	Prepare meeting agendas and resolutions, with the assistance of Fund counsel and Company counsel.
b.	Prepare reports for the Board of Trustees and the Company based on financial and administrative data.
c.	Assist with the selection of the independent auditor.
d.	Secure and monitor fidelity bond and director and officer liability coverage, and make the necessary Securities and Exchange Commission (the “SEC”) filings relating thereto.
e.	Prepare minutes of meetings of the Board of Trustees and Fund shareholders.
f.	Recommend dividend declarations to the Company and prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.
g.	Attend Board of Trustees meetings and present materials for the Trustees’ review at such meetings.
(4)	Audits:
a.	For each annual Fund audit, prepare appropriate schedules and materials. Provide requested information to the independent auditor, and facilitate the audit process.
b.	For SEC, FINRA or other regulatory audits, provide requested information to the SEC, FINRA or other regulatory agencies and facilitate the audit process.
c.	For all audits, provide office facilities, as needed.
(5)	Assist with overall operations of the Trust.
(6)	Pay Trust and Fund expenses upon written authorization from an approved authorized representative of the Trust or the Fund.

(7)
Keep the Trust’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to Fund Services by the Trust or its representatives for safe keeping.

B.	Compliance:
(1)	Regulatory Compliance:
a.	Monitor compliance with the 1940 Act requirements, including:
(i)	Asset and diversification tests.

(ii)	Total return and SEC yield calculations.

(iii)	Maintenance of books and records under Rule 31a-3.

(iv)	Code of ethics requirements under Rule 17j-1 for the disinterested Trustees.

b.
Monitor each Fund’s compliance with the policies and investment limitations as set forth in its prospectus (the “Prospectus”) and statement of additional information (the “SAI”) (or similar disclosure documents) included in its registration statement on Form N-1A filed with the SEC (“Registration Statement”).

c.
Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with (i) any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, and (ii) the operation of Fund Services’ compliance program as it relates to the Trust, provided the same shall not be deemed to change Fund Services’ standard of care as set forth herein.

d.
In order to assist the Company in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”) with respect to the Trust, Fund Services will provide the Trust’s Chief Compliance Officer with reasonable access to Fund Services’ fund records relating to the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving Fund Services that affect or could affect the Trust.

e.	Monitor applicable regulatory and operational service issues, including exchange listing requirements, and update the Company periodically.

f.	Monitor compliance with regulatory exemptive relief (as applicable) for the Funds.
(2)	SEC Registration and Reporting:
a.	Coordinate, with assistance from Fund counsel, annual update of the Registration Statement for each Fund.
b.
Prepare and file annual and semiannual shareholder reports, Form N‑CEN, Form N-CSR, Form N-Q (or Form N-PORT as applicable) filings and Rule 24f-2 notices.  As requested by the Fund, prepare and file Form N-PX filings.

c.	Coordinate the printing, filing and mailing of Prospectuses and shareholder reports, and amendments and supplements thereto.
d.	File fidelity bond under Rule 17g-1.
e.	Monitor sales of Fund shares and ensure that such shares are properly registered or qualified, as applicable, with the SEC and the appropriate state authorities.
f.	Coordinate, with assistance from Fund counsel, preparation of proxy statements and information statements, as requested by the Trust on behalf of a Fund or Funds.
g.	Coordinate, with assistance from Fund counsel, applications for exemptive relief, when applicable.
(3)	IRS Compliance:
a.	Monitor each Fund’s status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation, review of the following:
(i)	Diversification requirements.

(ii)	Qualifying income requirements.

(iii)	Distribution requirements.

b.	Calculate required annual excise distribution amounts for the review and approval of Fund management (“Management”) and/or the Trust’s independent auditor.
C.	Financial Reporting:
(1)	Provide financial data required by the Registration Statement for each Fund.

(2)	Prepare financial reports for officers, shareholders, tax authorities, performance reporting companies, the Board of Trustees, the SEC, and the independent auditor.
(3)
Supervise the Trust’s custodian and fund accountants in the maintenance of each Fund’s general ledger and in the preparation of each Fund’s financial statements, including oversight of expense accruals and payments, the determination of net asset value and the declaration and payment of dividends and other distributions to shareholders.

(4)	Compute the yield, total return, expense ratio and portfolio turnover rate of each Fund.
(5)	Monitor expense accruals and make adjustments as necessary; notify Management of adjustments expected to materially affect a Fund’s expense ratio.
(6)	Prepare financial statements for each Fund, which include, without limitation, the following items:
a.	Schedule of Investments.
b.	Statement of Assets and Liabilities.
c.	Statement of Operations.
d.	Statement of Changes in Net Assets.
e.	Statement of Cash Flows (if applicable).
f.	Financial Highlights.
(7)	Pursuant to Rule 31a-1(b)(9) of the 1940 Act, prepare quarterly broker security transaction summaries.
D.	Tax Reporting:
(1)
Prepare for the review of the independent auditor and/or Management the federal and state tax returns including without limitation, Form 1120 RIC and applicable state returns including any necessary schedules.  Fund Services will prepare annual federal and state income tax return filings for each Fund as authorized by and based on the instructions received by Management and/or the Trust’s independent auditor.  File on a timely basis appropriate federal and state tax returns including, without limitation, Forms 1120/8613, with any necessary schedules.

(2)	Provide Management and the Trust’s independent auditor with tax reporting information pertaining to each Fund and available to Fund Services as required in a timely manner.
(3)	Prepare Fund financial statement tax footnote disclosures for the review and approval of Management and/or the Trust’s independent auditor.
(4)	Prepare and file on behalf of Management Form 1099 MISC for payments to disinterested trustees and other qualifying service providers.
(5)	Monitor wash sale losses.
(6)	Calculate Qualified Dividend Income (“QDI”) for qualifying Fund shareholders.
(7)	Calculate Dividends Received Deduction (“DRD”) for qualifying corporate Fund shareholders.
3.	License of Data; Warranty; Termination of Rights
A.
Fund Services hereby informs Company that Fund Services has entered into agreements with MSCI index data services (“MSCI”), Standard & Poor Financial Services LLC (“S&P”), and FactSet Research Systems Inc. (“FACTSET”) which obligates Fund Services to include a list of required provisions in this Agreement attached hereto as Exhibit B.  The index data services being provided to the Company and the Trust by Fund Services pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Company (with a right to sublicense the same to the Trust) for internal purposes and use in the normal conduct of its business and the Trust’s business and will not redistribute the Data in any form or manner to any third party, except to the Trust, and the advisers, agents and consultants of the Trust and the Company.  The provisions in Exhibit B shall not have any effect upon the standard of care and liability Fund Services has set forth in Section 6 of this Agreement.

B.
The Company agrees to indemnify and hold harmless Fund Services, its information providers, and any other third party involved in or related to the making or compiling of the Data, their affiliates and subsidiaries and their respective directors, officers, employees and agents from and against any claims, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and costs, as incurred, arising in and any manner out of the Company’s or any third party’s use of, or inability to use, the Data or any breach by the Company of any provision contained in this Agreement regarding the Data.  The immediately preceding sentence shall not have any effect upon the standard of care and liability of Fund Services as set forth in Section 6 of this Agreement.

C.
Fund Services hereby informs the Company that Fund Services has entered into agreements with Bloomberg Finance L.P. (“Bloomberg”) to provide data (the “N-PORT Data”) for use in or in connection with the reporting requirements under the Rule, including preparation and filing of Form N-PORT.  In connection with the provision of the N-PORT Data, Bloomberg requires certain provisions to be included in the Agreement.

The Company agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the N-PORT Data, (b) not extract the N-PORT Data from the view-only portal, (c) not use the N-PORT Data for any purpose independent of the Trust’s compliance with the requirements of Rule 30b1-9 (which prohibition shall include, for the avoidance of doubt, use in risk reporting or other systems or processes (e.g., systems or processes made available enterprise-wide for the Company’s internal use)), (d) permit audits of its use of the N‑PORT Data by Bloomberg, its affiliates or, at the Trust’s or Company’s request, a mutually agreed upon third-party auditor (provided that the costs of an audit by a third party shall be borne by the Company), (e) exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Company’s or Trust’s receipt or use of the N-PORT Data (including expressly disclaiming all warranties).  The Company further agrees that Bloomberg shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (e).

4.	Compensation

Fund Services shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time in writing by the parties to this Agreement).  The Adviser shall pay the fees set out in Exhibit C together with the fees for all other services provided to the Trust by Fund Services (including its parent and affiliated entities) pursuant to a certain Fund Accounting Servicing Agreement, Transfer Agent Servicing Agreement and Custody Agreement as a combined unitary fee to Fund Services.  Fund Services shall also be reimbursed for such reasonable and documented miscellaneous expenses as set forth on Exhibit C hereto as are reasonably incurred by Fund Services in performing its duties hereunder.  The Adviser shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the monthly billing notice, except for any fee or expense subject to a good faith dispute.  The Adviser shall notify Fund Services in writing within 30 calendar days following receipt of each invoice if the Adviser is disputing any amounts in good faith.  The Adviser shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid.  With the exception of any fee or expense the Adviser is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.

5.	Representations and Warranties
A.	The Company hereby represents and warrants to Fund Services, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by the Company, in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all laws and regulations, both state and federal, applicable to it and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	Fund Services hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:
(1)
It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)
This Agreement has been duly authorized, executed and delivered by Fund Services in accordance with all requisite action and constitutes a valid and legally binding obligation of Fund Services, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)
It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

6.	Standard of Care; Indemnification; Limitation of Liability
A.
Fund Services shall use best efforts and exercise reasonable care in the performance of its duties under this Agreement.  Fund Services shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company, the Trust or a Fund in connection with its duties under this Agreement, except a loss arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement or from its bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement or breach of this Agreement.  Notwithstanding any other provision of this Agreement, if Fund Services has used best efforts and exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless Fund Services from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that Fund Services may sustain or incur or that may be asserted against Fund Services by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reasonable reliance upon any written or oral instruction provided to Fund Services by any duly authorized officer of the Company or the Trust, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to Fund Services’ refusal or failure to comply with the terms of this Agreement, breach of this Agreement, or from its bad faith, fraud, negligence or willful misconduct in the performance of its duties under this Agreement, or breach of this Agreement.  Fund Services shall endeavor to provide the Company such reasonable estimates, including reasonable estimates related to amounts incurred for services provided hereunder, in connection with claims for which Fund Services seeks indemnity from the Company, provided that the Company’s continuing obligations to indemnify Fund Services after the termination of this Agreement shall relate to solely those claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with Fund Services provision of services pursuant to this Agreement.  This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement; provided that the Company’s continuing obligations to indemnify Fund Services after the termination of this Agreement shall relate to solely those claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) sustained in connection with Fund Services’ provision of services pursuant to this Agreement.  As used in this paragraph, the term “Fund Services” shall include Fund Services’ directors, officers and employees.

Fund Services shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees) that the Company may sustain or incur or that may be asserted against the Company, the Trust or a Fund by any person arising out of any action taken or omitted to be taken by Fund Services as a result of Fund Services’ refusal or failure to comply with the terms of this Agreement, breach of this Agreement, or from Fund Services’ bad faith, fraud, negligence, or willful misconduct in the performance of its duties under this Agreement.  This indemnity shall be a continuing obligation of Fund Services, its successors and assigns, notwithstanding the termination of this Agreement.  As used in this paragraph, the term “Company” shall include the Company’s directors, officers and employees, and the term the “Trust” shall include the Trust’s trustees, officers and employees.

In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, which may include acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, Fund Services shall take all reasonable steps to minimize service interruptions for any period that such interruption continues.  Fund Services will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of Fund Services.  Fund Services agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available.  Representatives of the Company shall be entitled to inspect Fund Services’ premises and operating capabilities at any time during regular business hours of Fund Services, upon reasonable notice to Fund Services.  Moreover, Fund Services shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent auditor on the internal controls and procedures of Fund Services relating to the services provided by Fund Services under this Agreement.

Notwithstanding the above, Fund Services reserves the right to reprocess and correct non-material administrative errors at its own expense; provided that Fund Services shall provide advance written notice to the Company detailing the action it intends to take prior to taking such action.  For material administrative errors, Fund Services reserves the right to reprocess and correct administrative errors at its own expense upon consultation with the Company and in such manner as agreed to by the Company.

B.
In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification.  The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification.  In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section.  The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 6 shall indefinitely survive the termination and/or assignment of this Agreement.
D.
If Fund Services is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve Fund Services of any of its obligations in such other capacity.

E.
In conjunction with the tax services provided to the Trust, on behalf of a Fund, by Fund Services hereunder, Fund Services shall not be deemed to act as an income tax return preparer for any purpose including as such term is defined under Section 7701(a)(36) of the IRC, or any successor thereof.  Any information provided by Fund Services to a Fund for income tax reporting purposes with respect to any item of income, gain, loss, or credit will be performed solely in Fund Services’ administrative capacity.  Fund Services shall not be required to determine, and shall not take any position with respect to whether, the reasonable belief standard described in Section 6694 of the IRC has been satisfied with respect to any income tax item.  The Trust, on behalf of a Fund, and any appointees thereof, shall have the right to inspect the transaction summaries produced and aggregated by Fund Services, and any supporting documents thereto, in connection with the tax reporting services provided to each Fund by Fund Services.  Fund Services shall not be liable for the provision or omission of any tax advice with respect to any information provided by Fund Services to a Fund.  The tax information provided by Fund Services shall be pertinent to the data and information made available to Fund Services, and is neither derived from nor construed as tax advice.

7.	Data Necessary to Perform Services

The Company or the Trust or their respective agents shall furnish to Fund Services the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

8.	Proprietary and Confidential Information

Fund Services agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company or the Trust, all records and other information relative to the Company or the Trust and prior, present, or potential Fund shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company or the Trust, which approval shall not be unreasonably withheld and may not be withheld where Fund Services may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities provided that Fund Services shall promptly notify the Company of such request if permitted by applicable law, or (iii) when so requested by the Company or the Trust.  Records and other information which have become known to the public through no wrongful act of Fund Services or any of its employees, agents or representatives, and information that was already in the possession of Fund Services prior to receipt thereof from the Company, the Trust or its agent, shall not be subject to this paragraph.

Further, Fund Services will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time.  In this regard, Fund Services shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company or the Trust and underlying Fund shareholders.

9.	Records

Fund Services shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder.  Fund Services agrees that all such records prepared or maintained by Fund Services relating to the services to be performed by Fund Services hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

10.	Compliance with Laws

Each party shall comply with all laws applicable to it.

11.	Terms of Agreement; Amendment

This Agreement shall become effective as of the date first written above and will continue in effect for a period of two (2) years.  However, this Agreement may be terminated at the end of the initial term by either party upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.  Subsequent to the end of the two (2) year period, this Agreement continues until one party gives 90 days’ prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  In addition, the Company may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for Fund Services by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.  This Agreement may not be amended or modified in any manner except by written agreement executed by Fund Services and the Company.

12.	Early Termination

In the absence of any material breach of this Agreement, should the Company elect to terminate this Agreement prior to the end of the two (2) year term, the Company agrees to pay the following fees:

a.	all monthly fees through the life of the Agreement, including the repayment of any negotiated discounts;
b.	all fees associated with converting services to successor service provider;
c.	all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d.	all reasonable and documented miscellaneous expenses associated with a.-c. above.
13.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of Fund Services’ duties or responsibilities hereunder is designated by the Company by written notice to Fund Services, Fund Services will promptly, upon such termination and at the expense of the Trust (which shall include only reasonable and documented miscellaneous expenses), transfer to such successor all relevant books, records, correspondence, and other data established or maintained by Fund Services under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which Fund Services has maintained the same, the Company shall pay any reasonable and documented miscellaneous expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from Fund Services’ personnel in the establishment of books, records, and other data by such successor.  If no such successor is designated, then such books, records and other data shall be returned to the Company.

14.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of Fund Services, or by Fund Services without the written consent of the Company.

15.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.  To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

16.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

17.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict Fund Services from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

18.	Invalidity

Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

19.	Legal-Related Services

Nothing in this Agreement shall be deemed to appoint Fund Services and its officers, directors and employees as the Trust attorneys, form attorney-client relationships or require the provision of legal advice.  The Company acknowledges that in-house Fund Services attorneys exclusively represent Fund Services and rely on outside counsel retained by the Trust to review all services provided by in-house Fund Services attorneys and to provide independent judgment on the Trust’s behalf.  The Company acknowledges that because no attorney-client relationship exists between in-house Fund Services attorneys and the Trust, any information provided to Fund Services attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances.  Fund Services represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

20.	Insurance

Fund Services shall maintain a fidelity bond covering larceny and embezzlement, an insurance policy with respect to directors and officers errors and omissions coverage and electronic data processing insurance coverage, in amounts that are appropriate in light of its duties and responsibilities hereunder.  Upon the request of the Company, Fund Services shall provide evidence that coverage is in place.  Fund Services shall notify the Company should its insurance coverage with respect to professional liability or errors and omissions coverage be reduced or canceled.  Such notification shall include the date of cancellation or reduction and the reasons therefore.  Fund Services shall notify the Company promptly of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company promptly should the total outstanding claims made by Fund Services under its insurance coverage materially impair, or threaten to materially impair, the adequacy of its coverage.

21.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

22.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below, or such other address(es) as may be specified in writing by one party to the other party:

Notice to Fund Services shall be sent to:

U.S. Bank Global Fund Services
615 East Michigan Street
Milwaukee, WI 53202
Attn:  President

and notice to the Company shall be sent to:

Tidal ETF Services LLC
898 North Broadway
Suite 2
Massapequa, NY  11758
Attn:  Chief Executive Officer

23.	Construction

Any reference in this Agreement to a form, statute or regulation shall include any successor thereto.

24.	Multiple Originals

This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

(SIGNATURES ON THE FOLLOWING PAGE)

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

TIDAL ETF SERVICES LLC		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Eric W. Falkeis	By:	/s Jeanine M. Bajczyk
Name:	Eric W. Falkeis	Name:	Jeanine M. Bajczyk
Title:	Secretary	Title:	Sr. Vice President
Date:	1/21/2019	Date:	2/5/2019

TOROSO INVESTMENTS, LLC
(with respect to Section 4 only)

By:	/s/ Dan Carlson
Name:	Dan Carlson
Title:	CFO
Date:	1/18/2019

 Exhibit A to the Sub-Fund Administration Servicing Agreement

Separate Series of Tidal ETF Trust

Name of Series

Aware Ultra-Short Duration Enhanced Income ETF

 Exhibit B to the Fund Sub-Administration Servicing Agreement

REQUIRED PROVISIONS OF MSCI, S&P AND FACTSET

The Company hereby represents and warrants that, pursuant to the Fund Administration Agreement between the Company and the Trust:

•
The Trust shall represent that it will use the Data solely for internal purposes and use in the normal conduct of its business and will not redistribute the Data in any form or manner to any third party, except its advisers, agents and consultants.

•
The Trust shall represent that it will not use or permit anyone else to use the Data in connection with creating, managing, advising, writing, trading, marketing or promoting any securities or financial instruments or products, including, but not limited to, funds, synthetic or derivative securities (e.g., options, warrants, swaps, and futures), whether listed on an exchange or traded over the counter or on a private-placement basis or otherwise or to create any indices (custom or otherwise).

•
The Trust shall represent that it will treat the Data as proprietary to MSCI, S&P and FACTSET.  Further, the Trust shall acknowledge that MSCI, S&P and FACTSET are the sole and exclusive owners of the Data and all trade secrets, copyrights, trademarks and other intellectual property rights in or to the Data.

•
The Trust shall represent that, except as expressly permitted by the Agreement, it will not (i) copy any component of the Data, (ii) alter, modify or adapt any component of the Data, including, but not limited to, translating, decompiling, disassembling, reverse engineering or creating derivative works, or (iii) make any component of the Data available to any other person or organization (including, without limitation, the Trust’s  present and future parents, subsidiaries or affiliates) directly or indirectly, for any of the foregoing or for any other use, including, without limitation, by loan, rental, service bureau, external time sharing or similar arrangement.

•	The Trust shall be obligated to reproduce on all permitted copies of the Data all copyright, proprietary rights and restrictive legends appearing on the Data.
•
The Trust shall acknowledge that it assumes the entire risk of using the Data and shall agree to hold MSCI or S&P or FACTSET harmless from any claims that may arise in connection with any use of the Data by the Trust.

•	The Trust shall acknowledge that MSCI or S&P or FACTSET may, in its sole and absolute discretion and at any time, terminate Fund Services’ right to receive and/or use the Data.
•
The Trust shall acknowledge that MSCI, S&P and FACTSET are third party beneficiaries of the Customer Agreement between S&P, MSCI, FACTSET and Fund Services, entitled to enforce all provisions of such agreement relating to the Data.

THE DATA IS PROVIDED TO THE TRUST ON AN “AS IS” BASIS.  FUND SERVICES, ITS INFORMATION PROVIDERS, AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE DATA (OR THE RESULTS TO BE OBTAINED BY THE USE THEREOF).  FUND SERVICES, ITS INFORMATION PROVIDERS AND ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA EXPRESSLY DISCLAIM ANY AND ALL IMPLIED WARRANTIES OF ORIGINALITY, ACCURACY, COMPLETENESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

THE TRUST ASSUMES THE ENTIRE RISK OF ANY USE THE TRUST MAY MAKE OF THE DATA.  IN NO EVENT SHALL FUND SERVICES, ITS INFORMATION PROVIDERS OR ANY THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA, BE LIABLE TO THE TRUST, OR ANY OTHER THIRD PARTY, FOR ANY DIRECT OR INDIRECT DAMAGES, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT OR THE INABILITY OF THE TRUST TO USE THE DATA, REGARDLESS OF THE FORM OF ACTION, EVEN IF FUND SERVICES, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN OR RELATED TO THE MAKING OR COMPILING OF THE DATA HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH DAMAGES.

 Exhibit C (Fee Schedule) to the Fund Sub-Administration Servicing Agreement

Base Fee for Sub-Administration Services

The following reflects the greater of the basis point fee or annual minimum1 where Toroso Investments, LLC acts as Adviser to an Aware ETF or a SoFi ETF in the Tidal ETF Trust

Annual Minimum per Fund per Fund Family                                           Basis Points on AUM per Fund Family
Funds 1-5 $- First $750m                                    -  bps
Funds 6+                                                           $- Balance                                          -  bps

See schedule below for Services and Associated Fees in addition to the Base Fee
See schedule below for OPTIONAL Supplemental Services and Associated Fees

1 Each Fund, regardless of asset size, will have fees allocated to it equal to the per Fund minimum.  Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each Fund based on the percent on AUM.

Once a Fund is operational, should “The Adviser” terminate this service agreement with USBFS prior to the end of the initial two year period, “The Adviser” will be responsible for the balance of the minimum fees for the remainder of the service agreement’s 12-month period beginning with the Fund’s launch or any anniversary of launch.  To avoid doubt, if “The Adviser” launched a Fund on March 1, 2019 and terminated the relationship on June 30, 2020, “The Adviser” would owe would owe USBFS up to 50% of $- ($- admin/acct/ta + $- Custody)In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

2Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.

Accounting, Sub-Administration, Transfer Agent & Account Services
(in addition to the Base Fee)

Pricing Services

For daily pricing of each securities (estimated 252 pricing days annually)
▪	$- – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs
▪	$- – Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
▪	$- – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
▪	$- – Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪	$- – Bank Loans
▪	$- – Swaptions
▪	$- – Intraday money market funds pricing, up to 3 times per day
▪	$- – Credit Default Swaps
▪	$- per Month Manual Security Pricing (>25per day)

NOTE:  Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees.  Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Corporate Action Services

Fee for IDC data used to monitor corporate actions
▪	$- per Foreign Equity Security per Month
▪	$- per Domestic Equity Security per Month
▪	$- per CMOs, Asset Backed, Mortgage Backed Security per Month

Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)

▪	$- per security per month for fund administrative

~~Chief Compliance Officer Support Fee~~

~~CCO Support annual fee per trust; $- per USBFS service selected (sub-administration, accounting, transfer agent, custodian)~~

~~Chief Compliance Officer Support Fee includes the following services:~~
~~▪~~
~~Access to all USBFS business line materials via the CCO Portal including business line Critical Procedures, Compliance Controls, Testing of Controls, Annual USBFS CCO Review, SSAE 16 audits of business lines~~

~~▪~~
~~Assist the Fund CCO with quarterly 38a-1 certifications including a review of any changes to critical policies, procedures and controls and compliance events as required under Rule 38a-1 of the Investment Company Act~~

~~▪~~	~~Testing of procedures and controls across all business lines with access to business line managers and subject matter experts~~
~~▪~~	~~Quarterly CCO teleconferences and “Focus Calls” specific to current topics such as cybersecurity~~
~~▪~~	~~CCO forums held periodically throughout the year in major cities~~
~~▪~~	~~Annual client conference which includes CCO roundtable discussions~~
~~▪~~	~~SEC exam support~~
~~▪~~	~~Other items, including sharing of industry best practices across many areas~~
~~NOTE:  The CCO Support team does NOT serve as the Trust CCO.~~

~~In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).~~

~~Fees are calculated pro rata and billed monthly.~~

CHIEF COMPLIANCE OFFICER SUPPORT FEE

▪	CCO Support annual fee per Adviser in the trust; $- per USBFS service selected (administration, accounting, transfer agent, custodian)
▪	Annual fee per non-Adviser (i.e. sub adviser); $- for access to the CCO Portal, Quarterly CCO “Focus Calls”, and CCO Forums
Chief Compliance Officer Support Fee Includes the following services:
▪	Access to the CCO Portal Including business line Critical Procedures, Compliance Controls, Testing of Controls, Annual U.S. Bank Global Fund Services CCO Review, SOC/SSAE audits of business lines
▪	Quarterly 38a-1 certifications to the CCO regarding any changes to critical policies, procedures and controls and compliance events as required under Rule 38a-1 of the Investment Company Act
▪	Quarterly CCO teleconferences and other periodic events and webinars
▪	CCO Forums held periodically throughout the year in major cities
▪	Annual client conference which includes CCO roundtable discussions

NOTE: the CCO Support team does NOT serve as the Fund CCO

Miscellaneous Expenses

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor statements, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving.

Additional Services

Additional services not included above shall be mutually agreed upon at the time of the service being added. Digital investor shareholder e-commerce, FAN Mail electronic delivery, Vision Intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), Fund Source, EConnect Delivery, Shareholder Call review analysis, statement support, Mutual Fund Profile services, dealer/fund merger events, NAV reprocessing, voluntary state withholdings and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charges to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI Increase – All Urban Consumers – U.S. City Average

Fees are calculated pro rata and billed monthly.

Supplemental Services for Fund Accounting, Fund Sub-Administration & Portfolio Compliance (provided by USBFS upon client need and/ or request)

SEC Modernization Requirements

▪	Form N-PORT – $- per year, per Fund
▪	Form N-CEN – $- per year, per Fund

Daily Compliance Services

▪	Base fee – $- per fund per year
▪	Setup – $- per fund group

Section 18 Daily Compliance Testing (for derivatives and leverage)

▪	$- set up fee per fund complex
▪	$- per fund per month

Controlled Foreign Corporation (CFC)

▪	USBFS Fee Schedule plus $-

C- Corp Administrative Services

▪	1940 Act C-Corp – USBFS Fee Schedule plus $-
▪	1933 Act C-Corp – USBFS Fee Schedule plus $-

Ongoing Annual Legal Administration Services

Add the following for legal administration services in support of external legal counsel, including annual registration statement update and drafting of supplements
▪	$- first fund
▪	$- each additional fund up to 5 funds
▪	Fees will be negotiated for fund 6+

Section 15(c) Reporting

▪	$- per fund per standard reporting package*
▪	Additional 15c reporting is subject to additional charges
*Standard reporting packages for annual 15(c) meeting
-	Expense reporting package: 2 peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
-	Performance reporting package: Peer Comparison Report
▪	Standard data source – Morningstar; additional charges will apply for other data services

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:  Portfolio Composition File (PCF) management services, SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.

Fees are calculated pro rata and billed monthly.

Fund Start-up & Registration Services Project Fee Schedule

Legal Administration Service Proposal – In support of external legal counsel

(Subject to services provided; if applicable)
$- per project – one fund
$- project – two funds
$- per project – three funds
$- per project – four funds
Negotiated Fee – five funds and above

Additional fee of $- per sub-advisor for 2 or more sub-advisors

Note:  External legal costs are NOT included in the above fee, unless otherwise stated.

Additional Legal Administration Services

▪	Subsequent new fund launch – $- per fund or as negotiated

Drafting SEC exemptive order application for active and/or passively-managed ETF(s), multi-manager relief or other requested relief.

▪	Passive $-
▪	Active $-

Note:  External legal costs are NOT included in the above fee, unless otherwise stated.

All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
▪	Postage, if necessary
▪	Federal and state regulatory filing fees
▪	Expenses from Board of Trustee meetings
▪	Third party auditing
▪	EDGAR/XBRL filing
▪	All other Miscellaneous expenses

Fund startup and registration services project fee is paid for by the advisor and not the Fund(s).  This fee is not able to be recouped by the advisor under the expense waiver limitation or similar agreement.  Fund startup and registration fees are billed 50% following the selection of U.S. Bancorp Fund Services and 50% 75 days after the preliminary registration statement is filed with the SEC filings.